NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Friday, January 12, 2006 7:15 a.m. EST

FLOTEK INDUSTRIES, INC. ANNOUNCES DRILLING TOOL ACQUISITIONS
HOUSTON, January 12, 2006 - Flotek Industries, Inc. (FTK) announced the signing of a definitive agreement to purchase the assets of Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc. for approximately $6.75 million in cash and $525,000 in stock. The deal is anticipated to close this month.

The acquisition of Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc. will expand our drilling tool sale, rental and inspection services throughout Oklahoma, Louisiana, Arkansas and Texas.

Jerry D. Dumas, Sr., Flotek's Chairman and CEO, stated "These acquisitions continue our geographic expansion of Spidle-Turbeco. With the addition of these two companies we will improve the utilization of our drilling tool inventory and recently acquired manufacturing capability."

Flotek manufactures and markets of innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911